Ex. 99.1
XPEL Reports Fourth Quarter and 2022 Year End Results

San Antonio, TX – February 28, 2023 – XPEL, Inc. (Nasdaq: XPEL) (the "Company"), a global provider of protective films and coatings, announced results for the fourth quarter and year ended December 31, 2022.

Fourth Quarter 2022 Highlights:

•Revenue increased 11.9% to $78.5 million compared to fourth quarter 2021.

•Net income increased 34.7% to $8.4 million, or $0.30 per basic diluted and share, versus net income of $6.2 million, or $0.22 per basic and diluted share in the fourth quarter of 2021.

•EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) grew 32.4% to $13.2 million, or 16.8% of revenue compared to $10.0 million, or 14.2% of revenue in fourth quarter 2021.1

Year End 2022 Highlights:

•Revenue increased 25.0% to $324.0 million as compared to $259.3 million in the prior year.

•Net income increased by 31.1% to $41.4 million, or $1.50 per basic and diluted share, compared to $31.6 million, or $1.14 per basic and diluted share, in 2021.

•EBITDA grew 38.7% to $61.2 million, or 18.9% of revenue, as compared to $44.1 million, or 17.0% in the prior year.1

In the quarter, the Company’s revenue was negatively impacted by approximately $3.5 million resulting from the cancellation of some China orders due to uncertainty created by the change in COVID policies and China’s reopening.

The Company also incurred approximately $0.4 million in inventory write-offs which negatively impacted gross margin. The Company’s selling, general and administrative expenses were negatively impacted by approximately $0.3 million in severance-related costs and $0.4 million in compensation expense tangential to a previous acquisition.

Normalizing for these items, revenue would have grown approximately 17%, EBITDA margin would have been approximately 18% and EPS would have been approximately $0.36 per share.

Ryan Pape, President and Chief Executive Officer of XPEL, commented, “Despite some headwinds in the fourth quarter, there is a lot to be positive about as we look to 2023. We continue to have tremendous momentum in almost all of our regions, particularly the US which grew 31.6% in the quarter. Automakers seem cautiously optimistic about 2023 and new car inventories continue to improve. This momentum has continued and we are off to a great start in 2023.”

For the Quarter Ended December 31, 2022:

Revenue. Revenue increased approximately $8.3 million, or 11.9%, to $78.5 million as compared to $70.1 million in the fourth quarter of the prior year.

Gross Margin. Gross margin was 39.6% compared to 35.2% in the fourth quarter of 2021.

Expenses. Operating expenses increased to $20.2 million, or 25.7% of revenue, compared to $16.2 million, or 23.0% of revenue in the prior year period.

Net income. Net income was $8.4 million, or $0.30 per basic and diluted share, versus net income of $6.2 million, or $0.22 per basic and diluted share in the fourth quarter of 2021.

EBITDA. EBITDA was $13.2 million, or 16.8% of revenue, compared to $10.0 million, or 14.2% of revenue in the fourth quarter of the prior year.1

For the Year Ended December 31, 2022:

Revenue. Revenue increased approximately $64.7 million, or 25.0%, to $324.0 million as compared to $259.3 million in the prior year.

Gross Margin. Gross margin was 39.4% compared to 35.7% for full year 2021.

Expenses. Operating expenses increased to $73.6 million, or 22.7% of revenue, compared to $52.6 million, or 20.3%, of revenue in full year 2021.

Net income. Net income was $41.4 million, or $1.50 per basic and diluted share, versus net income of $31.6 million, or $1.14 per basic and diluted share in full year 2021.

EBITDA. EBITDA was $61.2 million, or 18.9% of revenue, compared to $44.1 million, or 17.0% of revenue in the prior year.1

Conference Call Information

The Company will host a conference call and webcast today, February 28, 2023 at 11:00 a.m. Eastern Time to discuss the Company’s fourth quarter and year end 2022 results.

To access the live webcast, please visit the XPEL, Inc. website at www.xpel.com/investor.

To participate in the call by phone, dial 888-506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use access code: 264934.

A replay of the teleconference will be available until March 30, 2023 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 47536.

About XPEL, Inc.
XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

1 See reconciliation of non-GAAP financial measures below

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates,"

"anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

XPEL, Inc.
Consolidated Statements of Income
(In thousands except per share data)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue
Product revenue	$60,421	$56,688	$258,174	$217,283
Service revenue	18,060	13,444	65,819	41,980
Total revenue	78,481	70,132	323,993	259,263

Cost of Sales
Cost of product sales	40,259	39,446	169,905	151,286
Cost of service	7,176	5,997	26,576	15,300
Total cost of sales	47,435	45,443	196,481	166,586
Gross Margin	31,046	24,689	127,512	92,677

Operating Expenses
Sales and marketing	6,852	5,295	25,367	18,273
General and administrative	13,349	10,865	48,208	34,288
Total operating expenses	20,201	16,160	73,575	52,561

Operating Income	10,845	8,529	53,937	40,116

Interest expense	477	160	1,410	303
Foreign currency exchange (gain) loss	(272)	251	562	373

Income before income taxes	10,640	8,118	51,965	39,440
Income tax expense	2,282	1,914	10,584	7,873
Net income	$8,358	$6,204	$41,381	$31,567

Earnings per share
Basic	$0.30	$0.22	$1.50	$1.14
Diluted	$0.30	$0.22	$1.50	$1.14
Weighted Average Number of Common Shares
Basic	27,616	27,613	27,614	27,613
Diluted	27,618	27,613	27,616	27,613

XPEL, Inc.
Consolidated Balance Sheets
(In thousands except share and per share data)

	December 31, 2022	December 31, 2021
Assets
Current
Cash and cash equivalents	$8,056	$9,644
Accounts receivable, net	14,726	13,159
Inventory, net	80,575	51,936
Prepaid expenses and other current assets	3,464	3,672
Income tax receivable	—	617
Total current assets	106,821	79,028
Property and equipment, net	14,203	9,898
Right-of-use lease assets	15,309	12,910
Intangible assets, net	29,294	32,733
Other non-current assets	972	791
Goodwill	26,763	25,655
Total assets	$193,362	$161,015
Liabilities
Current
Current portion of notes payable	$77	$375
Current portion of lease liabilities	3,885	2,978
Accounts payable and accrued liabilities	22,970	32,915
Income tax payable	470	—
Total current liabilities	27,402	36,268
Deferred tax liability, net	2,049	2,748
Other long-term liabilities	1,070	2,631
Borrowings on line of credit	26,000	25,000
Non-current portion of lease liabilities	12,119	9,830
Non-current portion of notes payable	—	76
Total liabilities	68,640	76,553
Commitments and Contingencies (Note 15)
Stockholders’ equity
Preferred stock, $0.001 par value; authorized 10,000,000; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,616,064 issued and outstanding	28	28
Additional paid-in-capital	11,073	10,581
Accumulated other comprehensive loss	(2,203)	(590)
Retained earnings	115,824	74,443
Total stockholders’ equity	124,722	84,462
Total liabilities and stockholders’ equity	$193,362	$161,015

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA Reconciliation

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net Income	$8,358	$6,204	$41,381	$31,567
Interest	477	160	1,410	303
Taxes	2,282	1,914	10,584	7,873
Depreciation	947	629	3,433	1,887
Amortization	1,153	1,080	4,401	2,501
EBITDA	$13,217	$9,987	$61,209	$44,131